xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Next - Generation Wireless Communications Solutions Presentation 2016 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus dated June 29, 2016 Relating to Preliminary Prospectus filed June 27, 2016 Registration No. 333 - 212254

2 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Free Writing Prospectus Disclosure Link to documents on www.sec.gov On June 27 , 2016 , the issuer, xG Technology, Inc . , filed a Registration Statement on Form S - 1 (Registration No . 333 - 212254 ) with the Securities and Exchange Commission (the “SEC”) with respect to the offering to which this presentation relates . A copy of the preliminary prospectus for the offering is included in that registration statement . Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering . You may obtain these documents for free by visiting EDGAR on the SEC web site at www . sec . gov . Alternatively, copies of the preliminary prospectus and, when available, the final prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, Prospectus Department, 888 San Clemente Drive, Newport Beach , CA 92660 , telephone : 800 - 678 - 9147 , e - mail : prospectus@roth . com .

3 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Safe Harbor Statement These materials have been prepared by xG Technology, Inc . (“xG” or the “Company”) solely for use at the presentation and have not been independently verified . The information presented or contained in these materials is subject to change without notice . These materials contain “forward - looking statements” within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended, that are based on our current expectations, assumptions, estimates and projections about us and our industry . The forward - looking statements are subject to various risks and uncertainties . The Company urges caution in considering its current trends and any outlook on earnings disclosed in this presentation . These forward - looking statements, which reflect the Company’s best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of the Company to be materially different from the performance indicated or implied by such statements . Words such as “expects”, anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward - looking statements . Except as may be required by law, the Company expressly disclaims any obligation to update these forward - looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events . Factors that could cause actual performance to differ materially from the performance indicated in these forward - looking statements include, among others : progress, timing, cost, future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources, or patent protection for our products and commercialization activities ; and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in the Risk Factors contained in the Company’s Registration Statement on Form S - 1 (File Number : 333 - 212254 ) .

4 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Issuer xG Technology, Inc. Ticker NASDAQ: XGTI Offering Size Approximately $8 million (15% over - allotment ) Securities Offered Units, each Unit consisting of 1 share of common stock and 1 warrant to purchase 1 share of common stock Use of Proceeds Working capital, product development, marketing activities, expanding internal sales organization and further developing sales channels Sole Book Running Manager Roth Capital Partners Co - Lead Manager Aegis Capital Corp. Offering Summary

5 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com About xG Technology • 10+ years experience developing next - generation wireless communications. • Market - leading technologies that make wireless networks more intelligent, reliable, accessible and affordable. • NASDAQ - listed. • 83 employees (38 engineers). • Broad IP portfolio: 60 US patent matters (59 issued); 89 international patent matters (56 issued) covering key wireless areas such as: – Wireless VoIP – Self - Organizing Networks – Interference Mitigation and avoidance – Digital Broadcasting over Microwave Links

6 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com xG Technology Business Units Private, on - demand, highly resilient mobile broadband solutions designed to ensure critical communications capabilities in challenging wireless environments. High - performance video transmission technology and design and manufacture of advanced digital microwave solutions. Sells Products Under Three Brands:

xMax: What's Different

- Cognitive radio-based private fixed and mobile wireless broadband system.
- Enables delivery of secure, reliable broadband data, video and voice communications.
- Is spectrum agnostic, meaning that it can be tuned to operate in any spectrum band.
- Increases spectrum capacity; unlocks shared spectrum.
- Flexible and scalable system easily adaptable to numerous rapid deployment scenarios.
- Highly interoperable: embraces and extends existing technologies (LTE, GSM, CDMA, P25).
- Public Safety Band 14 support provides solution that will be forward-compatible with FirstNet when it fields.
- End-to-end IP system: supports any commercially available smartphone, laptop, tablet, video camera, or unmanned sensor.

TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved.
www.xgtechnology.com
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8 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com MARKET CHALLENGES • Growing levels of interference, both deliberate and self - generated, threaten the integrity of mission - critical military communications. • Need for today’s military communications systems to be highly mobile, scalable, frequency agile, and cost - efficient, while maintaining resistance to adverse RF environments. xMAX SOLUTION • xMax uses patented interference mitigation and dynamic spectrum access technologies to ensure that vital communications are delivered reliably and securely across the operational continuum, even in the worst RF conditions and when subjected to highly sophisticated and directed interference (jamming). • The xMax network is capable of providing fully functional command, control, and communication (C3) at the lowest tactical level for sustained operations in an austere, expeditionary environment. • The xMax network can be deployed in any environment (as fixed, expeditionary, or aerial infrastructure) with minimal technical skill, creating a dynamically scalable, self - forming, and self healing network that can suffer battle damage while maintaining exceptional resilience and COOP (continuity of operations). xMax Key Value Proposition: Military Communications

9 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com MARKET CHALLENGES • Entities with public safety responsibilities need to count on robust, resilient and inherently scalable communications access to fulfill emergency communications and disaster scenario objectives. • The majority of first responder and public safety agencies have become dependent on public cellular networks for their data and video communications needs. These networks provide no guaranteed level of service or priority in an emergency. They are also highly susceptible to outages during natural disasters, manmade events, and congestion and contention from public users. xMAX SOLUTION • Unlike commercial cellular systems, xMax has been designed to provide exceptional resiliency and redundancy in unpredictable environments and during fluid situations. It is a network that only first responders can access, so regardless of the crisis or disaster that occurs, they will always have a secure, high - speed connection for all their data and video requirements. • xMax delivers an always - available, exceptionally interoperable, highly - secure communications network, ensuring that emergency responders have access to essential communications. • xMax is easy to set up and be can quickly deployed as a fixed, mobile or expeditionary system, allowing it to be custom - tailored to first responder mission needs. xMax Key Value Proposition: Public Safety Communications

10 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Finalized $3MM purchase of Integrated Microwave Technologies (IMT) 1/29/16. FINANCIAL HIGHLIGHTS – IMT Revenues: $7.2MM (2015) . FINANCIAL AND OPERATIONAL SYNERGIES – Expected cost savings of up to $2MM annually, due to efficiencies realizable from shared facilities, tools, processes, manufacturing. – IMT will fulfill xG assembly, board work, other product manufacturing functions (previously outsourced). – Product and solution cross - selling opportunities. – Complementary market, technology, product development focus. – Elimination of contractors from both operations. – Reduced rent and other expenses. Strategic Accretive Acquisition: IMT

11 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com IMT BACKGROUND – Founded in 1990. – Leader in high - performance video transmission technology. – 26 years experience in design and manufacture of wireless digital video and analog products. IMT MARKETS AND PRODUCTS – Installed customer base in broadcast, sports and entertainment, and MAG (military/aerospace/government) markets. – Product line comprises three established brands: IMT , Nucomm and RF Central. – Range of products includes: – systems for real - time capture and display of footage from drones and other aerial platforms – wireless camera systems – portable and tripod - mounted units – receivers and transmitters About IMT Mount Olive, NJ headquarters • 65,000 sq. ft. facility • Sales, Marketing • Equipment Manufacturing • System Design & Integration • Engineering/Product Development • Service

12 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com IMT Applications by Market Sector Law Enforcement Mobile, handheld and central receive systems

13 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com xMax and IMT Solution Integration – xG intends to offer its clients broadband solutions incorporating the IMT Airborne Video System (AVS) , an aerial - based video transmission solution that delivers enhanced safety and security through real - time surveillance. – IMT clients in government, public safety and DoD markets have a need for the private, highly - resilient broadband communications capabilities that xMax delivers. – IMT expects to leverage xG’s patented interference mitigation technology for their transmitter design. – Potential for joint development of point - to - multipoint products for video allowing multiple cameras to share and receive information.

14 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com • Financial: – Record quarterly revenue in Q1 2016 • Recent Orders: – US Army Electronic Warfare Test Directorate — tactical broadband system 4/2016 – US State Department — Disaster Communications System for Mexican Mission 11/2015 – Asia/Pacific — telemedicine wireless broadband system 11/2015 – US Special Operations Command (USSOCOM) — tactical wireless broadband system 10/2015 • Technology Validations: – US Army Transportation Command (TRANSCOM) — xG demonstrated interference mitigation/ resistance to electronic jamming 1/2016 – US Strategic Command (USSTRATCOM) — xG demonstrated interference mitigation/ resistance to electronic jamming 10/2015 – DoD Electronic Warfare Exercises, China Lake, CA (VIGILANT HAMMER) — xG demonstrated interference mitigation capabilities for multiple agencies 3/2015 – BayRICS Public Safety Pilot Project 2014 - 2015 – Clark County, NV Public Safety Pilot Project 2015 Key xG Milestones

15 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Foreign patents 89 56 issued/ 33 pending US patents 60 59 issued/ 1 pending US PATENTS Area Issued Pending Cognitive Radio - Cognitive media access control layer 22 0 - Cognitive and Spectrum Sharing physical layer 25 0 Mobile VoIP 10 0 Digital Broadcasting 2 1 Total 59 1 Broad IP Portfolio • IP features advanced cognitive technologies such as spectrum sharing, interference mitigation, self - organizing networks, and digital broadcasting over microwave links • We are pursuing an active licensing strategy for our key spectrum - optimizing technologies

16 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com Capitalization Table Security As of June 23, 2016 Common Stock Equivalents % Fully Diluted Common Shares 7,905,746 79.0% Convertible Note 458,334 4.6% Series D Convertible Preferred Stock 208,334 2.1% Outstanding Warrants 1,416,952 14.1% Outstanding Options 18,988 0.2% Fully Diluted Shares Outstanding 10,008,354 100.0%

17 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com CONDENSED BALANCE SHEET (IN THOUSANDS EXCEPT PER SHARE DATA) Balance Sheet

18 xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved. www.xgtechnology.com UNAUDITED CONDENSED STATEMENT OF OPERATIONS (IN THOUSANDS EXCEPT NET LOSS PER SHARE DATA) Income Statement

Key Personnel/Board Members



George Schmitt
CEO/Chairman of the Board
- *40+ years wireless comms.*
- *Member, Wireless Hall of Fame*
- *Mannesmann, Omnipoint, AirTouch*



Richard L. Mooers
Director
- *xG cofounder*
- *20+ years finance/merchant bkg.*



Kenneth Hoffman
Director
- *FPL Lead Counsel*
- *25+ years public utilities and telecom experience*



Gary Cuccio
Director
- *35+ years wireless/engineering/software exec. mgmt. experience*



Roger G. Branton
CFO
- *xG cofounder*
- *20+ yrs. finance/merchant bkg.*



John Payne
President, IMT Division
- *20+ years wireless video comms.*
- *Expert, broadcasting, pro sports and MAG market apps.*



John C. Coleman
Director
- *Col., USMC (ret)*
- *Expert, DoD & public safety wireless comms.*



James T. Conway
Director
- *General , USMC (Ret.)*
- *34th USMC Commandant*
- *Member, Joint Chiefs of Staff*



Ray Sidney
Director
- *2nd engineer hired at Google*
- *recognized expert in software security & data encryption*

xG TECHNOLOGY, INC.
xG® and xMax® are registered trademarks of xG Technology, Inc. Copyright 2016, All Rights Reserved.
www.xgtechnology.com
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